PRESS RELEASE

August 3, 2006

 STRONG FIRST HALF 2006 RESULTS:
UNDERLYING EARNINGS UP 19% TO EURO 2.1 BILLION
ADJUSTED EARNINGS UP 37% TO EURO 2.9 BILLION
NET INCOME UP 20% TO EURO 2.7 BILLION
LIFE NEW BUSINESS VALUE UP 30% TO EURO 670 MILLION

“AXA’s performance in the first half of 2006 marks another successful milestone on our path to Ambition 2012,” said Henri de Castries, Chairman of the AXA Management Board.“AXA is delivering on its organic growth and profitability objectives in all business segments.”

“The strength of the Group and the performance of our local teams put us in a perfect position to successfully integrate Winterthur and further leverage the benefits of being global.”

IFRS Euro million	1H05	1H06	Change		1H06 per share(a)	Change
Except per share amounts			Reported	@ Cst FX

Underlying Earnings	1,761	2,090	+19%	+17%	1.12	+21%
Net capital gains	370	826
Adjusted Earnings	2,132	2,916	+37%	+35%	1.56	+39%
Profit or loss on financial assets (under Fair Value option) and derivatives	119	-275
Exceptional operations	27	92
Goodwill & related intangibles	-4	-4
Net income, group share	2,274	2,729	+20%	+18%	1.46	+23%

(a)	Fully diluted. Weighted average number of fully diluted shares was 1,911 million in HY06 versus 1,958 million in 1H05.

All first half 2006 information coming from AXA’s consolidated financial statements has given rise to a limited income by AXA's independent auditors.

Non-GAAP measures such as underlying earnings and adjusted earnings are reconciled to net income in the table above and defined in the notes on page 2 of this press release.

FIRST HALF 2006 RESULTS SUMMARY

Strong business fundamentals in all segments

-	Life & Savings entities delivered strong growth in 1H06, with new business premiums on an APE[1] basis up 17% to Euro 3,065 million.

New Business Value2  was up 30% to Euro 670 million, resulting in a margin of 21.9%, up 2.2 points on a comparable basis compared to 1H05.

-	Property & Casualty revenues increased by 4% to Euro 10,815 million, reflecting a good sales momentum in 2Q06.

The combined ratio improved 0.6 point to 96.9%, with all entities positively contributing to this performance.

-	Asset Management revenues increased by 31% to Euro 2,090 million, with very strong net inflows of Euro 39 billion.

Both AXA Investment Managers and AllianceBernstein improved their cost income ratios, reaching respectively 70.5% (down 5.2 points) and 70.0% (down 1.9 points).

Solid earnings3 growth

-
Underlying earnings were up 19%, or +17% at constant exchange rates, to Euro 2.1 billion. Life & Savings, Property & Casualty and Asset Management segments all contributed to this performance by posting double-digit growth.

-	Adjusted earnings reached Euro 2.9 billion, up 37%, or 35% at constant exchange rates, reflecting the strong contribution of net capital gains (Euro 826 million) harvested in the first months of 2006.

-
Net income stood at Euro 2.7 billion, up 20%, or 18% at constant exchange rates. Strong adjusted earnings growth was partially offset by a loss on financial assets under fair value option and derivatives mainly due to increasing interest rates over the half year.

1Annual Premium Equivalent (APE) represents 100% of new business premiums plus 10% of new business single premiums. APE is group share.
2New Business Value (NBV) is group share. Details on the methodology of the NBV calculation are available in appendix 3 of this document.
3Underlying earnings are adjusted earnings, excluding net capital gains attributable to shareholders. Adjusted earnings represent net income before the impact of exceptional operations, goodwill and related intangibles amortization/impairments, and profit or loss on financial assets (under the fair value option) and derivatives. Adjusted and underlying earnings are non-GAAP measures and as such are not audited, may not be comparable to similarly titled measures reported by other companies, and should be read together with our GAAP measures. Management uses these non-GAAP measures as key indicators of performance in assessing AXA’s various businesses and believes that the presentation of these measures provides useful and important information to shareholders and investors as measures of AXA’s financial performance.

ACTIVITY INDICATORS

Euro million, except when otherwise noted	1H05	1H06	Change	Change on a comparable basis
Life & Savings new business, group share APE NBV NBV to APE margin	2,595 512 19.7%	3,065 670 21.9%	+ 18.1% +31.0% +2.2 pts	+16.6% +30.0% +2.2 pts
Property & Casualty revenues	10,314	10,815	+4.9%	+3.7%
International Insurance revenues	2,501	2,520	+0.7%	+6.6%
Asset Management Revenues Net inflows (Euro billion)	1 550 16	2 090 39	+34.8%	+30.6%

Note: activity indicator changes between 1H06 and 1H05 are presented on a comparable basis.

Life & Savings new business APE was up 17% to Euro 3,065 million, reflecting strong sales momentum in most entities, in line with trends experienced in 1Q06.

-
The United States new business APE increased by 14%, reflecting the same trends for the half year as in the first quarter, with a 22% growth in Variable Annuity and a 17% growth in Individual Life, partly offset by a 68% decrease in Corporate-Owned Life Insurance (COLI), due to the non repeat of one large case in 1Q05, and a planned 72% decline in Fixed Annuity.

-
France new business APE was up 18% to Euro 630 million, mainly due to Individual Business up 19%, reflecting very strong growth in individual unit-linked premiums (up 46% to represent 35% of individual investments & savings new business) and Individual Life and Health (up 26%, benefiting from 2005 and 2006 product launches). Group new business was up 14%, mainly reflecting the positive impact of one large pension contract.

-
The United Kingdom new business APE was up 25% to Euro 477 million, driven by Investments and Savings new business (+27%), largely due to unit-linked investment bonds, and increased sales of pension products. Protection business was up 10%, following growth in AXA Protection Account sales, launched at the end of 2004.

-
Japan new business APE was up 34% to Euro 337 million. Individual business grew by 33%, mainly due to new Term Life products and riders as well as SPA (savings product) sales, partly offset by a 4% reduction in health sales. The LTPA[4] product contributed positively to Japan new business growth, but with declining momentum in 2Q06 due to changes to the tax regulation in April 2006. Group new business was up 45%, driven by sales from the recently launched New Mutual Aid product.

-
Australia and New-Zealand new business APE was up 18% to Euro 204 million, driven by institutional mandates and the continuing success of mezzanine funds for both wholesale and retail clients following their positive investment track record.

4LTPA=Long Term Personal Accident

-
Belgium new business APE was up 9% to Euro 163 million, mainly driven by Crest 40, the most recent product from the general account Crest series, and by structured unit-linked investment and savings products, notably AXA Life Invest.

-
Germany new business APE was down 12% to Euro 127 million, reflecting the phasing out of the end 2004 tax reform-related backlog effect (APE was down 31% is 1Q06). Excluding this backlog effect, new business increased 33%, notably driven by unit-linked investment & savings products, including the first weeks of sale of TwinStar (US-style unit-linked product with secondary guarantees).

Overall, Unit-Linked new business APE represented 49% of total Life & Savings APE in 1H06, compared to 45% in 1H05.

Life & Savings New Business Value was up 30% to Euro 670 million, resulting in a margin of 21.9%, up 2.2 points compared to 1H05, mainly driven by higher volume and unit cost improvement across the Group and, to a lesser extent, by the positive impact from higher risk free rates in the US.

Product mix significantly contributed to margin improvement in France, Germany and the US, whereas it had a negative impact in Japan, due to the planned shift towards investment and savings products, and in the UK, due to strong new business growth in pension products.

Rollforward of Life & Savings NBV (Euro million, group share)
1H05 Life & Savings NBV	512
Modeling changes & opening adjustments	-4
Business-driven evolution:	159
Volume, mix and expenses	137
Assumptions changes, yield curves, and other	22
Currency impact	4
1H06 Life & Savings NBV	670

Property & Casualty revenues increased by 4% to Euro 10,815 million, reflecting good sales momentum in 2Q06 and a satisfactory pricing resilience in a more competitive environment.

Personal lines (61% of P&C premiums) showed overall growth of 4%.

Motor revenues grew 4% in the first half of 2006, largely driven by the UK & Ireland (up 18%, following the revamping of the UK motor offer), followed by Germany and Southern Europe, both up 4%, driven by net inflows. Overall, total individual motor inflows reached 556,000 contracts.

Non-motor revenues increased 5%, mainly driven by strong new business in household in the UK, growth in all business segments in Southern Europe and price increases in France and Belgium.

Commercial Lines (37% of P&C premiums) recorded a 3% growth.

Motor revenues increased by 1% as growth in Belgium (+5%), France (+3%), and the UK & Ireland (+2%) was partly offset by stable revenues in Southern Europe, due to the non renewal of some large fleet contracts, and a decrease in Germany (-3%).

Non-motor revenues were up 3% due to the UK & Ireland up 7%, mainly driven by new business on Commercial Property and Health, and France up 7%, notably driven by price increases in Liability lines.

Asset Management revenues increased by 31% to Euro 2,090 million driven by higher average assets under management (AUM) (+19% compared to 1H05) and a more favorable client/product mix. In 1H06, Asset Managers net inflows amounted to Euro 39 billion, with a very strong contribution from AllianceBernstein (Euro 23 billion) and a continuing good performance of AXA Investment Managers (Euro 15 billion).

AXA Group total AUM were Euro 1,091 billion as of June 30, 2006.

International Insurance5 revenues increased by 7% to Euro 2,520 million, with AXA Corporate Solutions Assurance up 4%, driven by selective portfolio development, and other international businesses were up 13%, notably driven by strong activity level at AXA Assistance.

5On June 6, 2006, AXA signed a definitive agreement to cede the business of AXA Re to Paris Re Holdings Limited. Under the terms of the agreement, the business of AXA Re is expected to be ceded in 2007, with the risks and corresponding net income related to AXA Re’s 2006 claims experience assuming to Paris Re Holdings Limited. AXA Re’s revenues, reported under “Other Transnational Activities” amounted to Euro 978 million in 1H06 versus Euro 1,056 million in 1H05, and are excluded from comparison between 1H05 and 1H06 on a comparable basis.

UNDERLYING EARNINGS

1H06 underlying earnings improved by 19%, or +17% at constant exchange rates, to Euro 2,090 million, reflecting double digit growth in the three main segments.

IFRS (Euro million)	1H05	1H06	Change	Change @ Cst FX

Life & Savings	972	1,224	+26%	+24%
Property & Casualty	695	780	+12%	+11%
International Insurance(a)	103	64	-38%	-39%
Asset Management	154	233	+51%	+47%
Other Financial Services & Holdings	-163	-212	--	--
Total Underlying Earnings	1,761	2,090	+19%	+17%

(a)
On June 6, 2006, AXA announced the signing of a definitive agreement to cede AXA RE’s business to Paris Re Holdings Limited. As a consequence, AXA RE’s contribution to underlying earnings in 1H06 (Euro 4 million) corresponds mainly to the run-off of 2005 and previous year reserves (AXA RE’s contribution to 1H05 underlying earnings was Euro 55 million).

For underlying earnings analysis below, percentage changes between IH06 and IH05 are presented at constant exchange rates.

Life & Savings underlying earnings increased by 24% to Euro 1,224 million. All margins contributed to this result, in line with trends recorded in full year 2005.

Excluding positive non-recurring items6 in 1H05 in Japan (Euro 47 million), Life & Savings underlying earnings were up 30% in 1H06, as gross margin increased 15% while expenses were up 8%.

The underlying margin analysis presented below is excluding Japan 1H05 non-recurring items.

Underlying investment margin was up 7% to Euro 1,201 million, reflecting overall higher general account balances and higher dividend levels on equities. In particular, Japan benefited from higher dividend distribution on its alternative portfolio.

Fees & Revenues were up 16% to Euro 2,876 million. Insurance fees and loadings were up 13%, notably driven by higher separate account average balances in the US and France, and by the successful launches of a new Onshore Bond in the UK and of new Term products in Japan. Health revenues were up 18%, driven by new business in Germany and a more favorable product mix in Japan. Mutual fund revenues were up 24%, mainly due to strong sales in Australia.

Net technical margin was up 26% to Euro 687 million. The mortality/morbidity margin was up 22%, notably due to higher GMDB/IB spread in the US and more favorable health claims termination experience in Australia. The technical margin also benefited from a positive adjustment to unit-linked reserves in the UK, following resolution of tax matters on years 1998 to 2004.

6Japan's 1H05 underlying earnings included non recurring elements for a net impact of Euro 47 million including a positive tax impact (Euro 188 million) reflecting the improvement in recoverability  of tax losses carried forward, partly offset by additional VBI and DAC amortization due to a change in future investment assumptions (Euro -136 million)

Gross margin (the sum of the above margins) was up 15% to Euro 4,764 million.

Expenses, net of DAC/DOC and VBI were up 8% to Euro -2,953 million, reflecting an increase in commissions and a tight control of non commission expenses7 , up only 2%.

Income tax expense and minority interests were up 29%, to Euro -587 million, in line with the 30% growth of pre-tax and pre-minority interests underlying earnings.

Property & Casualty underlying earnings were up 11% to Euro 780 million, mainly driven by a 0.6 point improvement in the combined ratio to 96.9%, together with the effect of increased volumes. All regions contributed positively to this performance.

	Combined ratios
Ratios in %	HY 2006	Change from HY 2005
France	97.7	-0.8
Germany	96.4	-0.3
UK & Ireland	96.7	-0.6
Belgium	95.5	-1.0
Southern Europe	98.8	-0.3
Other countries	94.4	-0.4
Total P&C	96.9	-0.6

Loss ratio improved 1.7 points to 68.5%, notably reflecting better claims experience in the UK and in Belgium and positive prior years developments in France and Germany.

Expense ratio increased 1.1 points to 28.4%. This increase was mostly driven by an increase of the acquisition expense ratio, up 1.0 point, reflecting (i) the cost of a very successful marketing campaign in personal motor in Germany, which resulted in a net inflow of +138,000 motor policies, and (ii) a shift towards higher commission business in the UK and in Germany.

Reserve ratios8  remained at high levels compared to 1H05, with the net technical reserves to net earned premiums ratio flat at 198%, while the net claims reserves to net claims paid ratio was up 17 points to 279%.

Investment income9  was up Euro 55 million to Euro 878 million, mainly reflecting a higher average asset base.

7 Gross of DAC/DOC
8 Annualized
9 Including financial charges

International Insurance underlying earnings were down 39% to Euro 64 million.

On June 6, 2006, AXA announced the signing of a definitive agreement to cede AXA RE’s business to Paris Re Holdings Limited. As a consequence, AXA RE’s contribution to underlying earnings in 1H06 (Euro 4 million) corresponds mainly to the run-off of 2005 and previous year reserves (AXA RE’s contribution to 1H05 underlying earnings was Euro 55 million).

Excluding AXA RE’s contribution in 1H05, International Insurance underlying earnings were up 32%.

AXA Corporate Solutions Assurance underlying earnings were up 13% to Euro 44 million, mainly driven by increased revenues, while the combined ratio remained stable, at 100.5%.

Other international activities underlying earnings increased by Euro 10 million to Euro 20 million, notably reflecting the non-recurrence of 1H05 negative development on 2004 Florida hurricanes in AXA RE’s US run-off portfolio.

Asset Management underlying earnings were up 47% to Euro 233 million, benefiting from higher average AUM10  (up 19%), notably driven by very strong net inflows of Euro 39 billion.

Total AUM for Asset Managers11  at the end of June 2006 was Euro 933 billion, up 5% at constant exchange rates versus December 31, 2005.

AllianceBernstein underlying earnings increased 32% to Euro 135 million, driven by higher average AUM (+16%), a more favorable product mix and a 1.9 point improvement in the operating cost income ratio, to 70.0%.

AXA Investment Managers underlying earnings increased 71% to Euro 98 million, driven by higher average AUM (+22%) and a positive client and product mix evolution, while expenses grew at a slower pace, resulting in a 5.2 point improvement in the operating cost income ratio, to 70.5%.

Other Financial Services & Holdings underlying earnings decreased by Euro 46 million to Euro -212 million. AXA Bank Belgium underlying earnings evolution reflected the non recurrence of the release of a provision for risks related to loan activities in France. AXA SA was notably impacted by higher financial charges related to the financing of the buy-back of the FINAXA exchangeable bonds and increasing investments to develop the AXA brand.

10 Assets Under Management
11 AllianceBernstein and AXA Investment Managers

ADJUSTED EARNINGS

1H06 adjusted earnings were up 37%, or 35% at constant exchange rates, to Euro 2,916 million, driven by the solid underlying earnings performance and by the very strong increase in net capital gains attributable to shareholders, to Euro 826 million.

1H06 net capital gains attributable to shareholders were realized on the back of favorable equity markets in the first 4 months of 2006.

NET INCOME, GROUP SHARE

Net income of Euro 2,729 million increased by 20%, or by 18% at constant exchange rates, as the increase in adjusted earnings was partly offset by the negative impact of rising interest rates on fixed income mutual funds under fair value option in operating entities, and on interest rate derivatives, mainly at AXA SA. Exceptional operations amounted to Euro 92 million, mainly driven by a dilution gain from the issuance of Alliance Holding units and related adjustment of deferred tax liability also resulting from dilution gain from prior period.

BALANCE SHEET

As of June 30, 2006, shareholders' equity was Euro 31.7 billion, down 6% compared to December 31, 2005, primarily reflecting the impact of increasing bond yields on the fair value of fixed income assets recorded through shareholders equity, and the payment of 2005 dividend, partly offset by retained earnings for the period.

Total unrealized capital gains attributable to shareholders were Euro 8.8 billion as of 06/30/06 of which:
-
Euro 5.3 billion of fair value of invested assets recorded through shareholders’ equity, down Euro 2.9 billion versus December 31, 2005, mainly due to the impact of increasing interest rates on fixed income securities,

-	Euro 1.3 billion of unrealized capital gains on real estate and loans (not recorded through shareholders’ equity), versus Euro 1.4 billion on December 31, 2005,
-	Euro 2.2 billion of unrealized gain on AllianceBernstein investment (not recorded through shareholders’ equity), versus Euro 2.3 billion on December 31, 2005.

On a gross basis, unrealized gains on fixed maturities decreased by Euro 8.5 billion, of which 84% in the Life & Savings segment, where most fixed maturities are held. However, Life EEV sensitivity analyses (see full year 2005 disclosure) show that an increase in interest rates is positive to Life EEV. As a result, the impact of increased interest rates in first half 2006 on the overall economic value of the Group is positive.

As of June 30, 2006, gearing stood at 37%, down 1 point from December 31, 2005.

OUTLOOK

After a strong 2005 performance, AXA delivered on its organic growth objectives in the first half of 2006, resulting in strong earnings growth in Life & Savings, Property & Casualty and Asset Management, ahead of AXA’s Ambition 2012 aspirational growth targets.

Management believes that the Group is entering the second half of 2006 with good momentum in terms of revenues, combined ratio and new business value.

A prolongation of the present financial market environment with moderately rising interest rates and favorable equity markets should remain positive for Life & Savings and Asset Management.

In Property & Casualty, barring any major catastrophic event, despite the less positive underwriting environment, the combined ratio should remain in line with first half 2006 level.

First half realized capital gains exceed guidance for 2006.

AXA's continued strong organic growth focus, augmented by the earnings accretive pending acquisition of Winterthur, will enhance AXA's long term capacity to successfully deliver an earnings growth per share in line with Ambition 2012.

Information about the Full Year Earnings Presentations
Members of AXA’s senior management will discuss these results at conferences in:

•	Paris, August 3, 2006
The conference will be accessible through a live Webcast and a conference call. The Webcast will begin at 2 pm in Paris (8 am in New York, 1 pm in London). A slide presentation will accompany the event. Please go to www.axa.com 10-15 minutes prior to the event to join the Webcast or to obtain investor material.

The conference call access numbers are
+44 (0)20 7162 0125 for Europe and +1 866 302 1699 for the US
Replay will be available on the following day only. Numbers are +44 (0)20 7031 4064  for the UK, +33 (0)1 70 99 35 29 for France and + 1 954 334 0342 for the U.S. Access code: 714127

•	London, August 4, 2006
The conference will be accessible through a conference call in listen-only mode. The conference will begin at 11 am in London (12 pm in Paris).

The access number is +44 (0)20 7162 0025
Replay will be available on the following day only. Numbers are +44 (0)20 7031 4064  for the UK, +33 (0)1 70 99 35 29 for France and + 1 954 334 0342 for the U.S. Access code: 714131

About AXA
AXA Group is a worldwide leader in Financial Protection. AXA's operations are diverse geographically, with major operations in Western Europe, North America and the Asia/Pacific area. AXA had Euro 1,077 billion in assets under management as of June 30, 2006, and reported total revenues of Euro 41 billion and underlying earnings of Euro 2,090 million for the first half of 2006.
The AXA ordinary share is listed and trades under the symbol AXA on the Paris Stock Exchange. The AXA American Depository Share is also listed on the NYSE under the ticker symbol AXA.

* * *
This press release is available on the AXA Group web site: www.axa.com

AXA Investor Relations:		AXA Media Relations:
Etienne Bouas-Laurent:	+33.1.40.75.46.85	Christophe Dufraux:	+33.1.40.75.46.74
Sophie Bourlanges:	+33.1.40.75.56.07	Clara Rodrigo:	+33.1.40.75.47.22
Emmanuel Touzeau:	33.1.40.75.49.05	Mary Taylor:	+1.212.314.5845
Kevin Molloy:	+1.212.314.2893

IMPORTANT LEGAL INFORMATION AND CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predictions of or indicate future events, trends, plans or objectives (including statements herein with respect to (a) AXA's Ambition 2012 project and the objectives, financial and other, associated with that project and (b) to Winterthur's proposed acquisition by AXA announced on June 14, 2006). Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties and can be affected by numerous factors that could cause actual results and AXA’s plans and objectives to differ materially from those expressed or implied in the forward looking statements (or from past results). These risks and uncertainties include, without limitation, the risk that the AXA and Winterthur businesses will not be integrated successfully; the costs related to the transaction; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals and consents, the risk of future catastrophic events (including possible future pandemic and/or weather-related catastrophic events and/or terrorist related incidents), economic and market developments, legislative developments, regulatory actions or investigations, as well as litigations and /or other proceedings. Please refer to AXA's Annual Report on Form 20-F and Document de Référence for the year ended December 31, 2005, for a description of certain important factors, risks and uncertainties that may affect AXA’s business.  AXA undertakes no obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or circumstances or otherwise.

APPENDIX 1
LIFE & SAVINGS - Annual Premium Equivalent (APE)
Modeled business in 9 main countries/regions
Half Year 2006 - Group Share

Euro million	APE HY 2005	APE HY 2006	Change	Change on comparable basis

France	536	630	+17.6%	+17.6%
United States	829	993	+19.7%	+14.4%
United Kingdom	381	477	+25.2%	+25.5%
Japan	258	337	+30.9%	+33.8%
Germany	144	127	-11.8%	-11.8%
Benelux	173	190	+10.1%	+10.1%
Southern Europe	71	63	-11.1%	-11.1%
Australia/New Zealand	171	204	+19.0%	+18.4%
Hong Kong	32	43	+36.8%	+30.3%

TOTAL APE (9 main countries/regions)	2 595	3 065	+18.1%	+16.6%

APPENDIX 2
LIFE & SAVINGS - Breakdown of APE between unit-linked, non unit-linked and mutual funds
Modeled business in 9 main countries/regions
Half Year 2006 - Group Share

	HY 2006 APE			% UL in APE (excl. mutual funds)		UL change on comparable basis
Euro million	UL	Non-UL	Mutual Funds	HY 2005	HY 2006

France	154	476		20%	24%	+42%
United States	557	183	252	70%	75%	+23%
United Kingdom	426	51		87%	89%	+29%
Japan	29	308		3%	9%	+242%
Germany	45	82		31%	35%	-1%
Benelux	52	138		24%	27%	+26%
Southern Europe	7	55	1	12%	12%	-12%
Australia/New Zealand	11	13	180	42%	44%	+2%
Hong Kong	15	26	3	40%	37%	+12%

TOTAL	1 297	1 332	436	45%	49%	+28%

APPENDIX 3
LIFE & SAVINGS - New Business Value (NBV) and New Business Value Margin (in % of APE)
Modeled business in 9 main countries/regions
Half Year 2006 - Group Share

	NBV				NBV/APE margins
	HY 2005	HY 2006	Change	Change at cst. exchange rates	HY 2005	HY 2006

United States	129	211	+63.0%	+55.8%	15.6%	21.2%
France	69	98	+40.7%	+40.7%	12.9%	15.5%
United Kingdom	33	42	+25.0%	+25.2%	8.8%	8.8%
Japan	163	182	+11.7%	+14.1%	63.2%	53.9%
Germany	16	23	+49.9%	+49.9%	10.8%	18.4%
Benelux	51	57	+12.3%	+12.3%	29.4%	30.0%
Southern Europe	13	11	-17.4%	-17.4%	17.9%	16.6%
Australia/NZ	13	18	+35.0%	+34.3%	7.8%	8.9%
Hong Kong	24	29	+21.0%	+15.2%	76.2%	67.4%

TOTAL	512	670	+31.0%	+29.7%	19.7%	21.9%

NB:  1H06 NBV calculation is using profitability factors by product from year-end 2005 with some period-appropriate adjustments:
-	Reflects actual business volumes and product mix for sales through June 30 (March 31 for Japan, consistent with accounting half year)
-	NBV profitability factors updated to reflect risk-free yield curves (government bond yields) as of May 31 2006 (March 31 for Japan)
-	Other economic parameters (volatilities & correlations) not updated from year-end 2005
-	Unit acquisition costs have generally been updated to reflect impact of increased volumes relative to fixed costs (except US and Belgium)
-	In most countries, demographic assumptions have not been updated since year-end 2005 reporting
-	All significant product pricing adjustments made since year-end 2005 have been reflected in updated factors
-	Modeling has been updated for various model enhancements resulting in a small negative impact
Tillinghast reviewed the 1H05 and 1H06 NBV
As a reminder, 1H05 has been stated on a proforma basis using actual business volumes and mix for 1H05, but profitability factors as at year-end 2005 on an European Embedded Value basis

APPENDIX 4
PROPERTY & CASUALTY - Split by business lines
Half Year 2006

	Personal Motor		Personal Non-Motor		Commercial Motor		Commercial Non-Motor
	% Gross Revenues	Change on comp. basis	% Gross Revenues	Change on comp. Basis	% Gross Revenues	Change on comp. Basis	% Gross Revenues	Change on comp. basis

France	32%	+1%	27%	+4%	8%	+3%	32%	+7%
Germany	32%	+4%	28%	-1%	7%	-3%	26%	0%
Belgium	35%	+1%	26%	+3%	7%	+5%	32%	+4%
United Kingdom(a)	13%	+18%	36%	+7%	7%	+2%	44%	+7%
Southern Europe	57%	+4%	21%	+6%	6%	0%	16%	-14%
Canada (b)	36%	-9%	16%	-3%	9%	+3%	40%	+6%
The Netherlands(c)	10%	-6%	42%	+8%	25%	-3%	26%	-20%
Others	57%	+15%	28%	+15%	2%	n.s.	15%	+10%

TOTAL	33%	+4%	28%	+5%	7%	+1%	30%	+3%

(a)	Including Ireland
(b)	Personal lines evolution in Canada reflects the high proportion of 18 and 24 month contracts sold in 2005 causing a mechanic decrease in gross written premiums in 1H06.
(c)	Commercial non-motor revenues in the Netherlands were impacted by the cancellation of group disability business as a consequence of legal changes

APPENDIX 5 - AXA GROUP IFRS Revenues - Comparison HY 06 vs. HY05

	HY 2005	HY 2006	IFRS revenue change
Euro million	IFRS	IFRS	Reported	Comp. basis
TOTAL	36 499	41 338	+13.3%	+12.8%

Life & Savings	21 907	25 732	+17.5%	+16.6%
France	6 583	7 618	+15.7%	+15.7%
United States(1)	6 623	7 948	+20.0%	+17.0%
United Kingdom(2)	1 130	2 071	+83.2%	+83.6%
Japan	2 322	2 714	+16.9%	+19.4%
Germany	1 718	1 701	-1.0%	-1.0%
Belgium	1 353	1 307	-3.4%	-3.4%
Southern Europe	717	680	-5.1%	-5.1%
Other countries	1 461	1 694	+16.0%	+11.7%
of which Australia/NZ	566	641	+13.4%	+10.4%
of which Hong Kong	357	438	+22.4%	+16.6%

Property & Casualty	10 314	10 815	+4.9%	+3.7%
France	2 770	2 832	+2.3%	+3.6%
Germany	1 789	1 800	+0.6%	+0.6%
United Kingdom + Ireland	2 290	2 469	+7.8%	+8.0%
Belgium	775	799	+3.1%	+3.1%
Southern Europe	1 551	1 572	+1.4%	+0.7%
Other countries(3)	1 139	1 341	+17.7%	+4.9%

International Insurance	2 501	2 520	+0.7%	6.6%
AXA Corporate Solutions Assurance	1 059	1 098	+3.7%	+4.5%
Others (4)	1 442	1422	-1.4%	+12.6%

Asset Management	1 550	2 090	+34.8%	+30.6%
AllianceBernstein(5)	1 117	1 417	+26.8%	+26.5%
AXA Investment Managers(6)	433	674	+55.7%	+40.7%

Other Financial Services	225	181	-19.5%	-20.8%

(1) Advest was sold in December 2005. Advest’s contribution to 1H05 revenues amounted to Euro 133 million.
(2) The UK revenues benefited from the change in classification of some products from investment contracts to insurance contracts.
(3) Citadel (Canada) was acquired in March 2006 with retroactive effect as of January 1, 2006. In 1H06, Citadel P&C revenues were Euro 89 million.
(4) AXA signed a definitive agreement to cede the business of AXA RE to Paris Re Holdings Limited on June 6, 2006. Under the terms of the agreement, the business of AXA RE is expected to be ceded in 2007, with the risks and corresponding net income related to AXA RE’s 2006 claims experience assuming to Paris Re Holdings Limited. AXA RE’s revenues, reported under “Other Transnational Activities” amounted to Euro 978 million in 1H06 versus Euro 1,056 million in 1H05 , and are excluded from comparison between 1H05 and 1H06 on a comparable basis.
(5) As of end of June 2005, AllianceBernstein’s Cash Management Services were transferred to Federated Investors. Cash Management Services’ contribution to 1H05 revenues amounted to Euro 46 million.
(6) AXA IM acquired Framlington on October, 31, 2005. In 1H06, AXA Framlington revenues were Euro 59 million.

APPENDIX 6 - UNDERLYING EARNINGS

IFRS Results (Euro million)	HY 2005	HY 2006	Change	Change at constant exchange rates

TOTAL Underlying earnings	1,761	2,090	+19%	+17%

Life & Savings	972	1,224	+26%	+24%
United States	388	488	+26%	+20%
France	249	308	+24%	+24%
United Kingdom	43	80	+86%	+86%
Japan	118	130	+10%	+12%
Germany	15	28	+82%	+82%
Belgium	42	35	-17%	-17%
Southern Europe	25	25	+1%	+1%
Other Countries	92	130	+42%	+39%
of which Australia / New Zealand	29	45	+55%	+55%
of which Hong Kong	36	42	+16%	+10%
Property & Casualty	695	780	+12%	+11%
France	195	207	+6%	+6%
Germany	105	117	+11%	+11%
United Kingdom & Ireland	161	181	+12%	+13%
Southern Europe	70	79	+13%	+13%
Belgium	84	90	+8%	+8%
Other Countries	81	106	+31%	+21%
International Insurance	103	64	-38%	-39%
AXA RE	55	NA	NS	NS
AXA Corporate Solutions Assurance	38	44	+14%	+13%
Other International(a)	9	20	+122%	+110%
Asset Management	154	233	+51%	+47%
AllianceBernstein	98	135	+38%	+32%
AXA Investment Managers	57	98	+74%	+71%

Other Financial Services	42	33	-22%	-22%
Holding Companies	-205	-244	--	--

(a) Including AXA RE run-off starting January 1, 2006

APPENDIX 7 - EARNINGS SUMMARY AFTER TAXES AND MINORITY INTERESTS - Half Year 2006

Consolidated Earnings (in euro million)	Net income Group Share		Goodwill and related intangibles		Exceptional operations and discontinued operations		Profit or loss (excluding change) on financial assets (under Fair Value option) & derivatives
	Period Ended June 30, 2006	Period Ended June 30, 2005	Period Ended June 30, 2006	Period Ended June 30, 2005	Period Ended June 30, 2006	Period Ended June 30, 2005	Period Ended June 30, 2006	Period Ended June 30, 2005

Life & Savings	1 555	1 223	(2)	(4)	-	-	(107)	41
France	279	328	-	-	-	-	(89)	44
United States	495	402	(2)	(4)	-	-	9	2
United Kingdom	91	40	-	-	-	-	(2)	(11)
Japan	223	236	-	-	-	-	(4)	3
Germany	30	17	-	-	-	-	(3)	0
Belgium	236	64	-	-	-	-	(17)	1
Southern Europe	27	31	-	-	-	-	(2)	2
Other countries	174	105	-	-	-	-	1	1
of which Australia/New Zealand	58	32	-	-	-	-	2	-
of which Hong Kong	57	39	-	-	-	-	-	-
Property & Casualty	1 069	882	(1)	-	3	-	(61)	47
France	215	237	-	-	-	-	(28)	29
Germany	175	157	-	-	-	-	(12)	13
Belgium	209	125	-	-	-	-	(11)	5
United Kingdom & Ireland	234	189	-	-	-	-	-	-
Southern Europe	107	86	-	-	-	-	(7)	(0)
Other countries	129	88	(1)	-	3	-	(3)	-
International Insurance	79	155	-	(0)	-	23	0	(3)
AXA RE	-	66	-	-	-	-	-	1
AXA Corporate Solutions Assurance	41	54	-	-	-	-	2	(3)
Other	38	35	-	(0)	-	23	(2)	(1)
Asset Management	320	160	-	-	85	3	(2)	(2)
AllianceBernstein	220	105	-	-	85	3	-	-
AXA Investment Managers	99	55	-	-	-	-	(2)	(2)
Other Financial services	20	58	-	-	-	2	(13)	10
Holdings	(313)	(204)	-	-	4	-	(92)	26
TOTAL	2 729	2 274	(4)	(4)	92	27	(275)	119

Consolidated Earnings (in euro million)	Adjusted Earnings		Net realized capital gains attributable to shareholders		Underlying Earnings		Underlying Earnings
	Period Ended June 30, 2006	Period Ended June 30, 2005	Period Ended June 30, 2006	Period Ended June 30, 2005	Period Ended June 30, 2006	Period Ended June 30, 2005	Change	Change at constant FX

Life & Savings	1 664	1 185	440	213	1 224	972	26%	24%
France	368	284	60	35	308	249	24%	24%
United States	488	404	(0)	16	488	388	26%	20%
United Kingdom	93	51	13	8	80	43	86%	86%
Japan	227	232	97	114	130	118	10%	12%
Germany	33	17	5	2	28	15	82%	82%
Belgium	254	63	219	21	35	42	-17%	-17%
Southern Europe	29	29	4	4	25	25	1%	1%
Other countries	173	104	43	13	130	92	42%	39%
of which Australia/New Zealand	56	32	10	3	45	29	55%	55%
of which Hong Kong	57	39	14	2	42	36	16%	10%
Property & Casualty	1 129	835	348	140	780	695	12%	11%
France	243	208	35	13	207	195	6%	6%
Germany	188	143	70	38	117	105	11%	11%
Belgium	220	120	130	37	90	84	8%	8%
United Kingdom & Ireland	234	189	53	28	181	161	12%	13%
Southern Europe	114	86	35	16	79	70	13%	13%
Other countries	130	88	24	7	106	81	31%	21%
International Insurance	79	135	15	32	64	103	-38%	-39%
AXA RE	-	64	-	10	-	55	-100%	-100%
AXA Corporate Solutions Assurance	39	58	(4)	19	44	38	14%	13%
Other	39	13	19	4	20	9	122%	110%
Asset Management	238	159	4	5	233	154	51%	47%
AllianceBernstein	136	102	1	4	135	98	38%	32%
AXA Investment Managers	102	57	3	0	98	57	74%	71%
Other Financial services	33	47	(0)	5	33	42	-22%	-22%
Holdings	(225)	(231)	19	(25)	(244)	(205)
TOTAL	2 916	2 132	826	370	2 090	1 761	19%	17%